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                                                                  Exhibit 99(a)


P&G AND REGENERON FORM 10-YEAR RESEARCH COLLABORATION TO DISCOVER, DEVELOP PHARMACEUTICAL PRODUCTS


         CINCINNATI, OH and TARRYTOWN, NY (May 13, 1997) -- The Procter & Gamble Company (NYSE: PG) and Regeneron Pharmaceuticals, Inc. (NASDAQ: REGN) signed a 10-year agreement to discover, develop and commercialize pharmaceutical products. Over the first five years of the agreement, P&G will provide $135 million to support Regeneron and its research programs. In the second five years, the companies have the opportunity to continue to collaborate, and will equally share all related research expenses. This agreement is effective immediately, pending routine clearance by government authorities.

         Over the first five years of the agreement, P&G will purchase up to $60 million in Regeneron equity and provide $75 million in support of Regeneron's research efforts related to the collaboration. This is in addition to $20 million in research funding to Regeneron to be provided by P&G as part of an agreement announced in December, 1996 to develop drugs for skeletal muscle injury and atrophy.

         In return, P&G will have rights to Regeneron's current technology which is expected to have application in cardiovascular, bone, muscle, arthritis and other disease areas. P&G also will have rights to new technology developed as a result of the collaboration. The companies will jointly develop and market worldwide products resulting from the collaboration and share equally in profits.

         "Regeneron is considered one of the premier pharmaceutical discovery organizations in the world, and we're very excited to broaden our work with their outstanding scientific team," said Bruce L. Byrnes, president of P&G's health care business. "By combining Regeneron's programs in molecular biology with our own efforts, we'll increase the depth of our pharmaceuticals pipeline in our key focus areas, and bring more products to market long-term."

         Leonard S. Schleifer, M.D., Ph.D., president and chief executive officer of Regeneron, added, "We are delighted that P&G has chosen Regeneron to develop and commercialize our biotechnology-based research. The resources P&G is investing in Regeneron's research will accelerate our efforts to develop new drugs from our current research and increase our ability to discover new approaches to treating a variety of diseases, ranging from muscle atrophy to vascular disease."

         In addition, P. Roy Vagelos, M.D., chairman of Regeneron, said, "This collaboration creates a unique synergy by combining Regeneron's cutting-edge expertise in biotechnology with P&G's expertise in medicinal chemistry and drug development."

         This new collaboration also will include all Regeneron research programs currently underway except Regeneron's neurotrophic factors and cytokine research programs, which will continue to be developed independent of the P&G collaboration. Regeneron has separate agreements with Amgen Inc., Glaxo-Wellcome PLC, Medtronic, Inc., Pharmacopeia, Inc. and Sumitomo Pharmaceuticals Company, Ltd. for specific areas not covered by the agreement with P&G.

        Collaboration Agreement Terms

         Under the terms of the agreement, P&G will conduct research and development activities in support of the collaboration. In addition, P&G's research support and equity purchases are expected to provide funding for Regeneron research activities through the first five years of the agreement. In the second five years, all research costs will be shared equally. Clinical testing and commercialization expenses will be shared equally throughout the 10 years of the collaboration.

         P&G will initially purchase 4.35 million shares of Regeneron common stock for about $43 million at $9.87 per share and receive five year warrants to purchase an additional 1.35 million shares at $9.87 per share. Also, P&G has agreed to limit its ownership of Regeneron's outstanding equity to a maximum of 20%. Subject to this limitation, P&G will purchase up to an additional $17 million in Regeneron equity during the first five years and further amounts of equity in the second five years.

         Each party has the unilateral right to terminate the collaboration in 2002, or in the event of default or material breach.

         Background information: P&G, Regeneron

         In prescription drugs, P&G is focusing on cardiovascular and musculoskeletal health, as well as anti-infective therapies. In over-the-counter health care, P&G's leading brands include Metamucil(Registered), Pepto-Bismol (Registered), Crest(Registered), Scope(Registered) and the Vicks(Registered) line of cold/flu/cough and allergy medicines. P&G also is actively partnering with a range of leading pharmaceutical and biotechnology companies to develop and market innovative therapies. P&G had sales of $35 billion in fiscal 1995-96.

         Regeneron is a leader in the application of molecular and cell biology to identify novel potential therapeutics for human medical conditions. The company is applying its expertise in protein growth factors, their receptors, and their mechanisms of action to the discovery and development of neurotrophic factors for the potential treatment of neurodegenerative diseases, peripheral neuropathies and nerve injury.

         In 1996, based on breakthrough research conducted by its scientists, Regeneron announced that it has extended its focus to encompass preclinical programs aimed at identifying treatments for diseases and conditions outside of the nervous system. The company's discoveries in these areas have included a family of proteins called angiopoietins, which can both enhance and inhibit blood vessel growth and therefore may have implications in the treatment of ischemia and in inhibiting tumor growth.


         Regeneron's discovery of MuSK, a muscle-specific receptor expressed on the surface of injured or inactive muscles, may lead to treatments for muscle injury, atrophy and disease. The company also is studying Noggin, a protein that may block abnormal bone growth related to burns, spinal trauma or hip replacement surgery.

         This news release discusses historical information and includes forward looking statements that involve a number of risks and uncertainties regarding the discovery, development and commercialization of potential drug candidates by P&G and Regeneron. These include, among other things, risks and uncertainties associated with the discovery and preclinical and clinical development of drugs and biologics (and the potential for the collaboration to be canceled or to terminate without any product success); determinations by regulatory and administrative governmental authorities; competitive factors; technological developments; costs of discovering, developing, producing and selling products; intellectual property matters; and the risk factors listed or described from time to time in Regeneron's and P&G's filings with the Securities and Exchange Commission, including their reports on Form 10-K for their current fiscal years and on Form 10-Q for the most recent quarterly period for which such forms were required to be filed.

                                     -end-


P&G Contact:            James J. Schwartz, Manager, Public Relations,
                        513/945-8055

Regeneron Contact:      Murray A. Goldberg, Vice President, Finance and
                        Administration and CFO, Regeneron Pharmaceuticals, Inc.,
                        914/345-7492

                        Michael Gross, Robinson Lerer & Montgomery, 212/484-7721


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